Exhibit (a)(5)(d)

KONTRON AND BSQUARE ANNOUNCE SUCCESSFUL COMPLETION OF TENDER OFFER

Seattle, Washington and Linz, Austria—December 7, 2023: Kontron AG (“Kontron”), a global leader in IoT Technology, and Bsquare Corporation (Nasdaq: BSQR) (“Bsquare”), an expert in developing and deploying software technologies for the makers and operators of connected devices, today jointly announced the successful completion of the previously commenced tender offer (the “Offer”) by Kontron Merger Sub., Inc. (“Merger Sub”), a wholly owned, indirect subsidiary of Kontron, to acquire all of the outstanding shares of common stock of Bsquare (the “Shares”), for $1.90 per Share, net to the seller in cash, without interest and less any applicable withholding taxes.

The Offer expired at one minute after 11:59 p.m., Eastern Time, on December 6, 2023 and was not extended (such date and time, the “Expiration Time”). Broadridge Corporate Issuer Solutions, LLC (“Broadridge”), the depositary for the Offer, has advised that as of the Expiration Time, approximately 14,093,157 Shares were validly tendered and not validly withdrawn in the Offer, representing approximately 70.9% of the total outstanding Shares as of the Expiration Time and an additional 386,424 Shares were tendered pursuant to guaranteed delivery procedures, representing an additional approximately 1.9% of total outstanding Shares at the Expiration Time. Accordingly, all conditions to the Offer have been satisfied. Merger Sub will promptly accept for payment, and will promptly pay for, all Shares validly tendered and not validly withdrawn in the Offer.

As a result of its acceptance of the Shares tendered in the Offer, Merger Sub has acquired a sufficient number of Shares to consummate the merger of Merger Sub with and into Bsquare without the affirmative vote of the Bsquare remaining public stockholders pursuant to Section 23B.11.030(9) of the Business Corporation Act of the State of Washington, in accordance with, and subject to the terms of, the definitive merger agreement for the proposed acquisition. The parties expect to consummate the merger on or about December 7, 2023. In connection with the merger, the remaining outstanding Shares will be converted into the right to receive $1.90 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (which is the same amount per Share paid in the Offer). As a result of the Offer and the merger, Bsquare will become a wholly-owned, indirect subsidiary of Kontron and Bsquare common stock will cease trading on NASDAQ.

Advisors

Barnes & Thornburg LLP serves as Kontron’s legal advisor.

Telegraph Hill BD LLC, the broker-dealer subsidiary of Telegraph Hill Advisors, LLC, is acting as financial advisor to Bsquare. DLA Piper LLP (US) serves as Bsquare’s legal advisor.

About Kontron

Kontron AG (www.kontron.com, ISIN AT0000A0E9W5, WKN A0X9EJ, KTN) is a leading IoT technology company. For more than 20 years, Kontron has been supporting companies from a wide range of industries to achieve their business goals with intelligent solutions. From automated industrial operations, smarter and safer transport to advanced communications, medical and energy solutions, the company delivers technologies that add value for its customers. Kontron is listed on the SDAX® and TecDAX® of the German Stock Exchange and has around 4,500 employees with subsidiaries in more than 20 countries around the world.

About Bsquare

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing its customers to realize the full potential of a connected world. Bsquare has extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operates IoT networks ranging in size from 50,000 to more than 1 million devices for its customers. Bsquare’s technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Kontron, Merger Sub and Bsquare filed with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy outstanding Shares of Bsquare was only made pursuant to the tender offer materials that Kontron and Merger Sub filed with the SEC. The tender offer materials are available for free on the SEC's website at www.sec.gov.

Forward Looking Statements

This press release contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results, including statements regarding the consummation of the Offer and proposed acquisition of Bsquare by Kontron (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Kontron and Bsquare. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, statements about the expected timetable for completing the Proposed Acquisition; the impact of shareholder litigation relating to the transactions contemplated by the Merger Agreement; the occurrence of events that may give rise to a right of one or both of Kontron and Bsquare to terminate the Merger Agreement; negative effects of the announcement of the Proposed Acquisition on the market price of Bsquare’s common stock and/or on its business, financial condition, results of operations and financial performance; the effects of the Proposed Acquisition (or the announcement thereof) on Bsquare’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; Bsquare’s ability to execute its development initiatives and sales and marketing strategies; the extent to which Bsquare is successful in gaining new long-term customers and retaining existing ones; whether Bsquare is able to maintain its favorable relationship with Microsoft as a systems integrator and distributor; Bsquare’s success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 and recovery related challenges on its business and on its customers and vendors; the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; and competition for clients and the increased bargaining power of Bsquare’s clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Kontron and Bsquare and could cause actual results to differ materially. The forward-looking statements included in this filing are made only as of the date hereof. Kontron and Bsquare do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to Bsquare can be found in Bsquare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the SEC, and in other documents filed from time to time with the SEC by Bsquare and available at www.sec.gov and www.bsquare.com.

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Contact

Bsquare
Cheryl A. Wynne, CFO
Bsquare Corporation
investorrelations@bsquare.com

Kontron AG – Communications
Alexandra Kentros
Tel: +49 151 151 9388 1
group-pr@kontron.com